As filed with the Securities and Exchange Commission on May 3, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RITCHIE BROS. AUCTIONEERS INCORPORATED

(Exact name of Registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9500 Glenlyon Parkway

Burnaby, British Columbia, Canada V5J 0C6

Telephone: (778) 331-5500

(Address of principal executive offices, including zip code)

RITCHIE BROS. AUCTIONEERS INCORPORATED

AMENDED AND RESTATED STOCK OPTION PLAN

(Full title of the plans)

Ritchie Bros. Auctioneers (America) Inc.

15500 Eastex Frwy

Humble, Texas 77396

Telephone: (713) 445-5200

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Perkins Coie LLP

David S. Matheson

Danielle Benderly

1120 N.W. Couch Street, 10th Floor

Portland, Oregon 97209

Telephone: (503) 727-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Number to Be Registered(1)	Proposed Maximum Offering Price(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, without par value, together with associated common stock purchase rights, issuable under:
Outstanding Stock Options.	1,786,726	$20.61(4)	$36,824,422.86	$5,022.85
Amended and Restated Stock Option Plan	3,272,678	$19.39	$63,457,226.42	$8,655.57
Total	5,059,404		$100,281,649.28	$13,678.42

(1)	Includes an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to such employee benefit plans as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) or 457(h)(1) under the Securities Act of 1933, as amended, based on the average of the high ($19.68) and low ($19.09) sales prices for the Common Stock on May 2, 2013, as reported for such date on the New York Stock Exchange.
(3)	The amount of the Registration Fee was calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, which provides that the fee shall be $136.40 per $1,000,000 of the proposed maximum aggregate offering price of the securities proposed to be registered.
(4)	Weighted average exercise price of outstanding stock options.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a) Annual Report of Ritchie Bros. Auctioneers Incorporated (the “Registrant”) on Form 40-F for the year ended December 31, 2012, filed with the Commission on February 26, 2013, which contains as exhibits the audited consolidated financial statements of the Registrant;

(b) The description of the Registrant’s Common Stock contained in the Registration Statement on Form F-1 filed with the Commission on September 26, 1997, including any amendments or reports filed for the purpose of updating such description; and

(c) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the period covered by the Annual Report on Form 40-F referenced above.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Registrant is a Canadian corporation. Section 124 of the Canada Business Corporations Act, as amended, provides as follows:

1. Indemnification. A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

2. Advance of costs. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfill the conditions of subsection (3).

3. Limitation. A corporation may not indemnify an individual under subsection (1) unless the individual

(a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

4. Indemnification in derivative actions. A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favour, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

5. Right to Indemnity. Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity

(a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b) fulfils the conditions set out in subsection (3).

6. Insurance. A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual

(a) in the individual’s capacity as a director or officer of the corporation; or

(b) in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.

7. Application to court. A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.

8. Notice to Director. An applicant under subsection (7) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

9. Other notice. On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.

Sections 5 and 6 of By-Law No. 1 of the Registrant provide as follows:

5. Indemnification of Directors and Officers. The Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives to the extent permitted by the Canada Business Corporations Act.

6. Indemnity of Others. Except as otherwise required by the Canada Business Corporations Act and subject to paragraph 5, the Registrant may from time to time indemnify and save harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he is or was an employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, agent of or participant in another body corporate, partnership, joint venture, trust or other enterprise, against expenses (including legal fees), judgments, fines and any amount actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted honestly and in good faith with a view to the best interests of the Registrant and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction shall not, of itself, create a presumption that the person did not act honestly and in good faith with a view to the best interests of the Registrant and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had no reasonable grounds for believing that his conduct was lawful.

The Registrant carries liability insurance which provides for coverage for officers and directors of the Registrant and its subsidiaries, subject to a deductible for executive indemnification.

In addition, the Registrant has entered into separate Indemnification Agreements with each of its executive officers and directors, which Agreements provide for indemnification of the director or officer against certain expenses, judgments, fines and amounts incurred by each such officer or director in connection with certain threatened, pending or completed actions, suits or proceedings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Description

5.1	Opinion of McCarthy Tetrault regarding legality of the Common Stock being registered

23.1	Consent of KPMG LLP, Chartered Accountants

23.3	Consent of McCarthy Tetrault (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Ritchie Bros. Auctioneers Incorporated Amended and Restated Stock Option Plan

Item 9. Undertakings

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (A)(1)(a) and (A)(1)(b) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on May 3, 2013.

RITCHIE BROS. AUCTIONEERS INCORPORATED

By:	/s/ Robert A. McLeod
Robert A. McLeod
Chief Financial Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Peter J. Blake, Robert A. McLeod and Darren Watt, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitute or substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on May 3, 2013.

Signature	Title

/s/ Peter J. Blake Peter J. Blake	Chief Executive Officer, Director (Principal Executive Officer)

/s/ Robert A. McLeod Robert A. McLeod	Chief Financial Officer (Principal Financial Officer)

/s/ Robert W. Murdoch Robert W. Murdoch	Director and Chairman of the Board

/s/ Beverley A. Briscoe Beverley A. Briscoe	Director

/s/ Robert G. Elton Robert G. Elton	Director

/s/ Eric Patel Eric Patel	Director

/s/ Edward B. Pitoniak Edward B. Pitoniak	Director

/s/ Christopher Zimmerman Christopher Zimmerman	Director

/s/ David D. Nicholson David D. Nicholson	Authorized Representative in the United States

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of McCarthy Tetrault regarding legality of the Common Stock being registered

23.1	Consent of KPMG LLP, Chartered Accountants

23.3	Consent of McCarthy Tetrault (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Ritchie Bros. Auctioneers Incorporated Amended and Restated Stock Option Plan